Standard Register®

ADVANCING YOUR REPUTATION     1912-2012

600 Albany St. · Dayton, OH 45417

Investor and media contact:

937.221.1000 · 937.221.1205 (fax)

Carol Merry 614.383.1624

www.standardregister.com

carol.merry@fahlgren.com

Standard Register Reports First Quarter 2013 Financial Results

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Operating performance continues upward trend

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Positive cash flow

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Technology solutions pipeline remains strong

DAYTON, Ohio (April 25, 2013) – Standard Register (NYSE: SR) today announced its financial results for the first quarter of 2013. The Company reported revenue of $141.6 million and a net loss of $2.0 million or $0.07 per share. The results compare to first quarter 2012 revenue of $157.6 million and a net loss of $5.1 million or $0.18 per share.

Non-GAAP net income from operations, after adjustments for pension loss amortization, pension settlement, restructuring charges and related tax effects, was $3.3 million or $0.11 per share compared to $1.9 million or $0.06 per share for the first quarter of 2012.

“Our progress continued in the quarter with improvement in operating profit and positive cash flow, and increasing demand for our solutions enabled by technology,” said Joseph P. Morgan, Jr., president and chief executive officer. “Our investments have been very targeted to support efficiency and our technology-enabled growth solutions. As a result, we expect to achieve positive cash flow for 2013. We also expect the decline in revenue to slow during the rest of the year.”

First Quarter Results

Total revenue declined 10.2% to $141.6 million compared to $157.6 million in the prior year quarter. The decline was primarily the result of reduced volumes in printed clinical forms and transactional documents. As the Company focuses on the technology portfolio of solutions and services that are providing growth, it will report on solutions sets (Marketing Communications, Customer Communications, Product Marking and Labeling, Patient Identification and Safety, Patient Information Solutions and Document Management), and no longer define its business with the terms “Core” and “Legacy.”

Healthcare revenue declined 13.2%, to $49.5 million compared to $57.0 million in the first quarter of 2012. Operating profit declined 19.2% to $2.1 million from $2.6 million in the prior year quarter. Large one-time projects in the first quarter of 2012 and continued declines in clinical documents had an impact on the results comparison. Healthcare technology solutions sales to both new and existing customers increased in the quarter, and the technology pipeline remains strong.

Business Solutions revenue declined 8.4%, to $92.1 million from $100.6 million in the first quarter last year. More than half of this decline is due to reductions in revenue with a large financial services customer that reorganized its distribution channels and restructured operations. Revenue from this customer declined $5.4 million in the quarter and the revenue loss is expected to be $18 to $20 million for the year. Lower volumes in printed documents also contributed to the revenue decline. Operating profit quadrupled, to $2.9 million compared to $0.7 million last year. The increase was primarily attributable to expense management and growth in labeling orders driven by improvements in the overall economy affecting many industries that Standard Register serves.

Gross margin as a percentage of revenue decreased to 29.6% from 30.6% for the same quarter last year. Pricing pressure and declines in volume contributed to the change. Selling, general and administrative (SG&A) expenses declined 15.2% in the quarter reflecting the realization of the restructuring cost reduction efforts, which are on track with the $60 million of savings expected for the year. Capital expenditures were $4.4 million compared to $0.7 million in last year’s quarter. The company continues to invest in software technology for its customer communications solutions, and systems to improve efficiency and inform management decisions.

The Company contributed $5.8 million to its qualified pension plan compared to $7.0 million in the first quarter of 2012. Total pension contribution obligation for 2013 is expected to be $24.8 million compared to $20.7 million obligation for 2012.

On March 31, 2013, the Company entered into the fourth and final year of its credit facility, which moves $43 million of debt to be classified as current on the balance sheet. The Company is renegotiating with banking partners and confident of renewing its credit facility on comparable terms later in 2013 or early 2014.

Conference Call

Standard Register’s President and Chief Executive Officer Joseph P. Morgan, Jr., and Chief Financial Officer Robert Ginnan will host a conference call at 10:00 a.m. EDT on Friday, April 26, 2013, to review the first quarter results. The call can be accessed via an audio webcast accessible at http://www.standardregister.com/investorcenter.

About Standard Register

Standard Register (NYSE:SR), celebrating 100 years of innovation, is trusted by the world’s leading companies to advance their reputations by aligning communications with corporate standards and priorities. Providing market-specific insights and a compelling portfolio of solutions to address the changing business landscape in healthcare, financial services, commercial and industrial markets, Standard Register is the recognized leader in the management and execution of mission-critical communications. More information is available at http://www.standardregister.com.

Safe Harbor Statement

This press release contains forward-looking statements covered by the Private Securities Litigation Reform Act of 1995. Because such statements deal with future events, they are subject to various risks and uncertainties and actual results could differ materially from the Company’s current expectations.

Factors that could cause the Company’s results to differ materially from those expressed in forward-looking statements include, without limitation, our access to capital for expanding in our solutions, the pace at which digital technologies and electronic health records (EHR) adoption erode the demand for certain products and services, the success of our plans to deal with the threats and opportunities brought by digital technology, results of cost containment strategies and restructuring programs, our ability to attract and retain key personnel, variation in demand and acceptance of the Company’s products and services, frequency, magnitude and timing of paper and other raw material price changes, the timing of the completion and integration of acquisitions, general business and economic conditions beyond the Company’s control, and the consequences of competitive factors in the marketplace, including the ability to attract and retain customers. The Company undertakes no obligation to revise or update forward-looking statements as a result of new information, since these statements may no longer be accurate or timely. For more information, see the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission.

Non-GAAP Measure Presented in This Press Release

The Company reports its results in accordance with Generally Accepted Accounting Principles in the United States (GAAP). However, we believe that certain non-GAAP measures found in this press release, when presented in conjunction with comparable GAAP measures, are useful for investors. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows where amounts are either excluded or included, not in accordance with generally accepted accounting principles. We discuss several measures of operating performance including non-

GAAP net income and earnings per share and cash flow on a net debt basis, which are not calculated in accordance with GAAP. These non-GAAP measures should not be considered as substitutes for, or superior to, results determined in accordance with GAAP.

Management evaluates the Company’s results, excluding pension loss amortization, pension settlements, restructuring charges and certain adjustments to the deferred tax valuation allowance. We believe this non-GAAP financial measure is useful to investors because it provides a more complete understanding of our current underlying operating performance, a clearer comparison of current period results with past reports of financial performance, and greater transparency regarding information used by management in its decision-making. Internally, management and our Board of Directors use this non-GAAP measure to evaluate our business performance.

In addition, because our credit facility is borrowed under a revolving credit agreement, which currently permits us to borrow and repay at will up to a balance of $100 million (subject to limitations related to receivables, inventories, and letters of credit), we take the measure of cash flow performance prior to borrowing or repayment of the credit facility. In effect, we evaluate cash flow as the change in net debt (credit facility debt less cash and cash equivalents).

The table below provides a reconciliation of these non-GAAP measures to their most comparable measure calculated in accordance with GAAP.

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THE STANDARD REGISTER COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended
	Mar 31, 2013	Apr 1, 2012

TOTAL REVENUE	$141,620	$157,649

COST OF SALES	99,700	109,448

GROSS MARGIN	41,920	48,201

OPERATING EXPENSES
Selling, general and administrative	42,592	50,215
Pension settlement	—	983
Restructuring and other exit costs	626	1,122

TOTAL OPERATING EXPENSES	43,218	52,320

LOSS FROM OPERATIONS	(1,298)	(4,119)

OTHER INCOME (EXPENSE)
Interest expense	(624)	(704)
Other income (expense)	(1)	16
Total other expense	(625)	(688)

LOSS BEFORE INCOME TAXES	(1,923)	(4,807)

Income tax expense	127	305

NET LOSS	$(2,050)	$(5,112)

Average Number of Shares Outstanding - Basic	29,358	29,117
Average Number of Shares Outstanding - Diluted	29,358	29,117

BASIC AND DILUTED LOSS PER SHARE	$(0.07)	$(0.18)

Dividends per share declared for the period	$—	$0.05

MEMO:
Depreciation and amortization	$5,066	$5,822
Pension loss amortization	$6,898	$5,785

SEGMENT OPERATING RESULTS
(In thousands)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	Mar 31, 2013	Apr 1, 2012
REVENUE
Healthcare	$49,495	$57,050
Business Solutions	92,125	100,599
Total Revenue	$141,620	$157,649

NET (LOSS) INCOME BEFORE TAXES
Healthcare	$2,136	$2,568
Business Solutions	2,934	672
Unallocated	(6,993)	(8,047)
Total Net Loss Before Taxes	$(1,923)	$(4,807)

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CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	Mar 31, 2013	Dec 30, 2012
ASSETS
Cash and cash equivalents	$1,063	$1,012
Accounts receivable	99,768	104,513
Inventories	44,718	44,281
Prepaid expense	10,244	9,248
Total current assets	155,793	159,054

Plant and equipment	58,673	58,923
Goodwill and intangible assets	13,116	13,389
Deferred taxes	22,765	22,765
Other assets	5,424	5,773
Total assets	$255,771	$259,904

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$117,090	$74,832
Deferred compensation	3,345	3,498
Long-term debt	4,980	49,159
Pension benefit liability	245,349	252,665
Other long-term liabilities	6,305	6,610
Shareholders' deficit	(121,298)	(126,860)

Total liabilities and shareholders' deficit	$255,771	$259,904

CONSOLIDATED STATEMENT OF CASHFLOWS
(In thousands)
(Unaudited)
	Mar 31, 2013	Apr 1, 2012
Net loss plus non-cash items	$10,169	$9,059
Working capital	3,471	11,177
Restructuring payments	(565)	(1,653)
Contributions to qualified pension plan	(5,839)	(7,000)
Other	(2,363)	(5,131)
Net cash provided by operating activities	4,873	6,452

Capital expenditures	(4,389)	(713)
Proceeds from sale of equipment	77	8
Net cash used in investing activities	(4,312)	(705)

Net change in borrowings under credit facility	(629)	(3,389)
Additions to short-term notes payable	500	—
Principal payments on long-term debt	(592)	(724)
Dividends paid	—	(1,470)
Other	—	(5)
Net cash used in financing activities	(721)	(5,588)

Effect of exchange rate	211	(194)

Net change in cash	$51	$(35)

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RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands, except per share amounts)
(Unaudited)
	13 Weeks Ended	13 Weeks Ended
	Mar 31, 2013	Apr 1, 2012
GAAP Net Loss	$(2,050)	(5,112)
Adjustments:
Pension loss amortization	6,898	5,785
Pension settlement	—	983
Restructuring charges	626	1,122
Tax effect of adjustments (at statutory tax rates)	(2,965)	(3,113)
Deferred tax valuation allowance	834	2,232
Non-GAAP Net Income	$3,343	$1,897

GAAP Loss Per Share	$(0.07)	$(0.18)
Adjustments, net of tax:
Pension loss amortization	0.14	0.12
Pension settlement	—	0.02
Restructuring charges	0.01	0.02
Deferred tax valuation allowance	0.03	0.08
Non-GAAP Income Per Share	$0.11	$0.06

GAAP Net Cash Flow	$51	$(35)
Adjustments:
Credit facility paid	629	3,389
Non-GAAP Net Cash Flow	$680	$3,354